EXHIBIT 10.19
Bonuses for Fiscal Year 2008 and Base Salaries for Fiscal Year 2009 for Executive Officers

	2008		2009
Name and Title	Bonus		Salary

N. Anthony Coles, M.D. President and Chief Executive Officer	$625,000		$650,000

Matthew K. Fust Executive Vice President and Chief Financial Officer	$—	(1)	$420,000

Laura A. Brege Executive Vice President and Chief Operating Officer	$187,425		$452,600

Juergen Lasowski Senior Vice President of Corporate Development	$88,592		$376,000

Judy Batlin Vice President of Organizational Development, Learning and Human Resources	$93,033		$318,000

Gregory W. Schafer Former Vice President and Chief Financial Officer	$102,900		$300,000	(2)

(1)	Mr. Fust was appointed Executive Vice President and Chief Financial Officer effective January 5, 2009.

(2)	As previously disclosed, Mr. Schafer resigned as Vice President and Chief Financial Officer effective January 5, 2009. His annualized salary for 2009 is the same as for 2008.